Rayonier

50 N. Laura Street

Jacksonville, Fla. 32202

904-357-9100

Contacts

Investors Mr. Carl Kraus 904-357-9158

Media Relations Mrs. Shannon Thuren 904-357-9181

For Immediate Release

Rayonier Secures Entitlement for 3,339 Acre Planned Unit Development

Near Savannah, Georgia

JACKSONVILLE, Fla., November 8, 2007 - Rayonier (NYSE:RYN) today announced that TerraPointe LLC, its real estate development subsidiary, received Development of Regional Impact and Planned Unit Development approvals for 3,339 acres in Bryan County, Georgia, approximately 30 miles south of Savannah. These approvals give TerraPointe the right to develop approximately 10,700 single- and multi-family homes, up to 3.75 million square feet of industrial space and 3.1 million square feet of commercial property. The property is situated on nearly 3.5 miles of frontage to I-95.

"We've been granted the privilege to help establish new living, shopping and employment opportunities in coastal Georgia," said Rayonier chairman, president and CEO Lee M. Thomas. "We will continue to pursue entitlements such as this one, which create value for Rayonier shareholders while providing exceptional opportunities for current and future community growth."

TerraPointe Services president Charles Margiotta added, "We've worked closely with Bryan County leaders to entitle this property, which gives the county flexibility to attract and shape the growth it anticipates." Margiotta noted that the company has other similar projects underway in Georgia and Florida.

TerraPointe is currently exploring development options for the Bryan County property, including timing and partnering opportunities.

TerraPointe, based in Jacksonville, Florida, is focused on maximizing the value of its properties through entitlements and by partnering with premier developers.

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.6 million acres of timber and land in the United States and New Zealand. The company's real estate development subsidiary, TerraPointe LLC, maximizes the value of its extensive higher-and-better use properties, particularly in the fast-growing counties along Interstate 95 between Savannah, Georgia, and Daytona Beach, Florida, where Rayonier owns approximately 200,000 acres. Rayonier is structured as a real estate investment trust.

Certain statements in this press release are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "allow," "anticipate" and other similar language. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: the cyclical nature of the real estate industry and markets; fluctuations in demand for, or supply of, real estate and the existence of competing developers and communities; changes in the demographics affecting projected population growth and migration to Georgia and the Southeastern U.S.; the potential for legal challenges to land use entitlements and permits in connection with our properties; changes in environmental laws and regulations, including laws regarding water withdrawal and management, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; changes in interest rates and the availability of financing for real estate development and mortgage loans; unexpected delays in the entry into or closing of real estate transactions; the lengthy, uncertain and costly process associated with the ownership and development of real estate, which also may be affected by changes in law, policy and political factors beyond our control; and additional factors described in Rayonier's most recent Form 10-K on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as may be required by law.